Exhibit 99.1

BROWN-FORMAN DELIVERS STRONG FISCAL 2010 UNDERLYING EARNINGS GROWTH IN A DIFFICULT ENVIRONMENT; FORECASTS CONTINUED UNDERLYING GROWTH IN FISCAL 2011

Louisville, KY, June 9, 2010 – On the heels of a strong fiscal 2010, Brown-Forman anticipates delivering continued growth in fiscal 2011.  Paul Varga, the company’s chief executive officer stated, “I am proud of what the company accomplished this year.  Reported operating income grew 7% for the year.  Diluted earnings per share grew 5% to $3.02, driven by what we believe to be top-tier underlying1 operating income growth of 6% in some of the most challenging economic, consumer, and competitive conditions in memory.  Despite the challenging environment, our year-over-year underlying gross profit and operating income growth rates improved compared to fiscal 2009.  I congratulate our employees and partners on the resourcefulness they demonstrated to position our brands for success in both the short and long term.”

Looking ahead to fiscal 2011, the company expects to continue to capitalize on the world of opportunity for growing its business both in the U.S. and internationally.  The development of existing brands, portfolio expansion, marketing innovation, and improved route-to-market capabilities are expected to be key contributors to strong underlying performance in fiscal 2011.

Brown-Forman will expand the reach of its current portfolio of brands, led by its flagship brand Jack Daniel’s.  The company sees opportunities to increase Jack Daniel’s market share in developed markets, such as France where Jack Daniel’s Tennessee Whiskey has only a 2% share of the whiskey category, and emerging markets such as Russia, Poland, and Mexico where the whiskey category is in early stages of development.  During fiscal 2011, the company also intends to expand the presence of many of its Jack Daniel’s family, including Gentleman Jack, Jack Daniel’s Single Barrel and Jack Daniel’s ready-to-drinks.

Brand innovations also contribute to the company’s expectations for continued underlying growth.  For example, the company believes primary packaging is particularly important in an environment where the off-premise channel remains stronger than the on-premise, as consumers interact more directly with the bottle at retail establishments.  New packaging is expected to invigorate the consumer appeal of several Brown-Forman brands, including Southern Comfort and Chambord.  In addition, Brown-Forman will introduce several line extensions in the U.S. to drive fiscal 2011 underlying growth.  Two such line extensions are Southern Comfort Lime and Southern Comfort Lemonade.  Rolling out now, these premixed cocktails will allow consumers to conveniently enjoy their favorite drinks at home.  In fiscal 2011, Brown-Forman will implement a number of new route-to-market changes, including new direct investments in distribution in Germany, Canada, and Brazil.

The company’s expectations for fiscal 2011 build on its strong underlying performance in fiscal 2010.  Brown-Forman delivered record earnings per share in fiscal 2010 of $3.02, an increase of 5% over fiscal 2009.  The company also set a new performance bar with operating income of $710 million, a growth of 7% over the prior year.  Underlying operating income grew 6%.

Brown-Forman’s fiscal 2010 earnings were driven by the company’s further diversification into brands and regions beyond Jack Daniel’s Tennessee Whiskey and the U.S.  Within the Jack Daniel’s brand family, the ready-to-drink line extensions, Jack Daniel’s Single Barrel, and Gentleman Jack each grew reported and constant currency2 net sales more than 20% in fiscal 2010.  While these brands increased their prominence, the Jack Daniel’s Tennessee Whiskey brand also grew reported and constant currency net sales 4% and 3%, respectively.  Beyond the Jack Daniel’s family, the company’s Southern Comfort ready-to-pour brands, el Jimador, Woodford Reserve, Korbel, Antiguo, and Pepe Lopez made strong gains in constant currency net sales. Expanding the geographic breadth of Brown-Forman in fiscal 2010, Australia, Germany, France, and Turkey each delivered significant constant currency net sales growth.

Lower total operating expenses also contributed to the company’s full year operating income growth driven in part by media deflation.  Brown-Forman believes it effectively optimized its mix of total investment behind many brands by capitalizing on its organizational flexibility and reallocating resources among brands, geographies, and channels in ways that enabled the company to effectively and efficiently reach consumers around the world.  For example, the company reallocated spending from on-premise to off-premise activities as well as from traditional and national media to digital and local media campaigns.  Some of the brand-building activities employed to stay relevant affected line items of the income statement other than what is traditionally captured as advertising.  For example, targeted price promotions reduced net sales, and value-added packaging increased cost of goods sold.  Taking into consideration this total investment approach to brand building, the company increased its brand-building spend by 5% for the year, excluding incremental costs associated with product re-formulation or primary packaging.

Paul Varga, the company’s chief executive officer stated, “In a challenging consumer and competitive environment, we delivered what we believe to be top-tier performance in underlying net sales and operating income.  We grew our underlying net sales and gross profit.  We effectively adjusted the brand-building mix for many of our brands, which helped us achieve our strong overall performance.”

Brown-Forman’s success in fiscal 2010 strengthened its already impressive financial condition.  The company reduced its net debt levels to $467 million and its ratio of total debt to total capital3 to 27%, providing ample room to borrow if investment opportunities arise, while maintaining investment grade debt ratings.  The company also produced what it believes to be an industry-leading return on invested capital4 approaching 17%.  The company expects to continue to improve its returns as it realizes the enormous growth opportunities ahead and effectively manages its invested capital.

During fiscal 2010, the company returned significant cash to shareholders by paying $174 million in dividends and repurchasing an aggregate $158 million Class A and Class B shares.  Brown-Forman’s total shareholder return in fiscal 2009 was 28%.  Importantly, Brown-Forman was a top performer over the volatile two-year period that encompassed the recent recession.  Building on its longer-term history of consistently beating the S&P 500, the company grew total shareholder return 6% annually over the last two years, while the S&P 500 lost 5% per annum.

1 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the fourth quarter and full year of fiscal 2010, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.
2 Constant currency represents reported net sales with the effects of fluctuating foreign exchange rates removed.  Management uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.
3 Total debt to total capital is defined as total debt divided by the sum of total debt and stockholder’s equity
4 Return on invested capital is defined as the sum of net income (excluding extraordinary items) and after-tax interest expense, divided by average invested capital.  Invested capital equals assets less liabilities, excluding interest-bearing debt

Fourth Quarter

Brown-Forman’s business continued to improve in the company’s final quarter of the fiscal year as net sales growth accelerated compared to the third quarter.  Supported by improving volumetric trends for most of its brands, reported net sales grew 7% and underlying sales trends gained 3%, setting the stage for continued underlying growth in fiscal 2011.  The company remained resourceful in its approach to investing behind its brands, effectively and efficiently reaching and responding to our consumers in the challenging environment.  While advertising expenses decreased modestly in the quarter, the company’s total investment behind our brands expanded 6% for the period.  The company intends to continue to support its brands by remaining agile and adaptive to the world’s changing environment and optimizing the mix of its total brand investments.  The results during the quarter were moderated by incremental selling, general, and administrative expenses due in part to higher compensation related expense, as well as a higher effective tax rate reflecting additional tax expense related to discrete items arising during the quarter, including the impact of the Health Reform Bill.

Share Repurchase Program

As announced yesterday, the company's Board of Directors has authorized the repurchase of up to $250 million of its outstanding Class A and Class B common shares, subject to market and other conditions. Under this plan, which expires on December 1, 2010, the company can repurchase shares from time to time for cash in open market purchases, block transactions, and privately negotiated transactions in accordance with applicable federal securities laws.

Fiscal 2011 Outlook

Brown-Forman expects a moderately better global economic environment and slightly improved consumer trends in fiscal 2011.  Due to uncertainties, including improvements or deterioration of the global economic and consumer environments, unexpected success or disruption from distribution moves, changes in distributor and retail inventory levels, consumer response to innovation activities, and the recent significant volatility in foreign exchange rates, Brown-Forman is setting a $0.40 guidance range of $2.98 to $3.38 for fiscal 2011 earnings per share.  Absent these uncertainties, the company anticipates a continuation of underlying operating income growth in the mid-single digits.

The following table details the current fiscal 2011 guidance:
EPS Roll Forward
Fiscal 2010 Reported EPS	$3.02
Absence of fiscal 2010 Items: Non-cash trademark impairment charge (Don Eduardo) Discreet tax items	0.07 0.03
Fiscal 2010 Adjusted EPS5	$3.12
Incremental expected change Share repurchase program	(0.01) to 0.39 0.02
Fiscal 2011 EPS Excluding Foreign Exchange At Recent Rates	$3.13 to $3.53
Estimated foreign exchange impact at recent rates	(0.15)
Fiscal 2011 EPS Guidance	$2.98 to $3.38

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410 and ask for the Brown-Forman call.  No password is required.  The company suggests that participants dial in approximately ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet Web site, www.brown-forman.com, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 800-642-1687 (U.S.) or 706-645-9291 (international).  The identification code is 77976213.  A digital audio recording of the conference call will also be available on the Web site approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Fetzer, Korbel, Gentleman Jack, el Jimador, Tequila Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, Woodford Reserve, and Bonterra.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 135 countries worldwide.  For more information about the company, please visit http://www.brown-forman.com/.

 5 We believe that excluding specific items affecting fiscal 2010 results, which are not anticipated to impact fiscal 2011 earnings, provides helpful information in forecasting and planning the growth expectations of the company.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:

•
Continuing or renewed pressure on global economic conditions or political, financial, or equity market turmoil (and related credit and capital market instability and  illiquidity); continuation of, or further decreases in, consumer and trade spending; high unemployment; supplier, customer or consumer credit or other financial problems; inventory fluctuations at distributors, wholesalers, or retailers; bank failures or governmental nationalizations; etc.

•
successful implementation and effectiveness of business and brand strategies and innovations, including distribution, marketing, promotional activity, favorable trade and consumer reaction to our product line extensions, formulation, and packaging changes

•	competitors’ pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, product introductions, or other competitive activities
•
prolonged or further declines in consumer confidence or spending, whether related to economic conditions, wars, natural or other disasters, weather, pandemics, security threats, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, tariffs,  or other restrictions affecting beverage alcohol, and the unpredictability and suddenness with which they can occur

•	trade or consumer resistance to price increases in our products
•	tighter governmental restrictions on our ability to produce, sell, price, or market our products, including advertising and promotion; regulatory compliance costs
•	business disruption, decline or costs related to reductions in workforce or other cost-cutting measures
•	lower returns and discount rates related to pension assets, higher interest rates, or significant fluctuations in inflation rates
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, or Polish zloty
•
changes in consumer behavior and our ability to anticipate and respond to them, including reduction of bar, restaurant, hotel or other on-premise business; shifts to discount store purchases or shifts away from premium-priced products; other price-sensitive consumer behavior; or reductions in travel

•	changes in consumer preferences, societal attitudes or cultural trends that result in reduced consumption of our products
•
distribution arrangement and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related costs

•	adverse impacts resulting from our acquisitions, dispositions, joint ventures, business partnerships, or portfolio strategies
•
lower profits, due to factors such as fewer used barrel sales, lower production volumes (either for our own brands or those of third parties), sales mix shift toward lower priced or lower margin skus, or cost increases in energy or raw materials, such as grapes, grain, agave, wood, glass, plastic, or closures

•
climate changes, agricultural uncertainties, environmental calamities, our suppliers’ financial hardships or other factors that affect the  availability, price, or quality of grapes, agave, grain, glass, energy, closures, plastic, or wood

•	negative publicity related to our company, brands, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
adverse developments stemming from litigation or domestic or foreign governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

•	impairment in the recorded value of any assets, including receivables, inventory, fixed assets, goodwill or other intangibles

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended April 30, 2009 and 2010
(Dollars in millions, except per share amounts)

	2009	2010	Change

Net sales	$683.3	$733.0	7%
Excise taxes	146.3	171.1	17%
Cost of sales	178.4	184.6	3%
Gross profit	358.6	377.3	5%
Advertising expenses	88.9	89.7	1%
Selling, general, and administrative expenses	150.2	165.7	10%
Amortization expense	1.2	1.3
Other (income) expense, net	(3.2)	2.1
Operating income	121.5	118.5	(2%)
Interest expense, net	7.5	6.3
Income before income taxes	114.0	112.2	(2%)
Income taxes	34.4	39.5
Net income	$79.6	$72.7	(9%)

Earnings per share:
Basic	$0.53	$0.49	(7%)
Diluted	$0.53	$0.49	(7%)

Gross margin	52.5%	51.5%
Operating margin	17.8%	16.2%

Effective tax rate	30.2%	35.2%

Cash dividends paid per common share	$0.2875	$0.3000

Shares (in thousands) used in the
calculation of earnings per share
Basic	150,050	146,730
Diluted	150,735	147,541

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Years Ended April 30, 2009 and 2010
(Dollars in millions, except per share amounts)

	2009	2010	Change

Net sales	$3,192.2	$3,225.5	1%
Excise taxes	711.0	756.6	6%
Cost of sales	904.5	857.6	(5%)
Gross profit	1,576.7	1,611.3	2%
Advertising expenses	383.0	349.9	(9%)
Selling, general, and administrative expenses	547.4	539.5	(1%)
Amortization expense	5.0	5.0
Other (income) expense, net	(19.8)	6.9
Operating income	661.1	710.0	7%
Interest expense, net	31.0	28.0
Income before income taxes	630.1	682.0	8%
Income taxes	195.7	232.8
Net income	$434.4	$449.2	3%

Earnings per share:
Basic	$2.88	$3.03	5%
Diluted	$2.87	$3.02	5%

Gross margin	49.4%	50.0%
Operating margin	20.7%	22.0%

Effective tax rate	31.1%	34.1%

Cash dividends paid per common share	$1.119	$1.175

Shares (in thousands) used in the
calculation of earnings per share
Basic	150,452	147,834
Diluted	151,379	148,575

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
As of April 30, 2009 and 2010
(Dollars in millions)

	2009	2010
Assets:
Cash and cash equivalents	$340	$ 232
Accounts receivable, net	367	418
Inventories	652	651
Other current assets	215	226
Total current assets	1,574	1,527

Property, plant, and equipment, net	483	468
Goodwill	675	666
Other intangible assets	686	669
Other assets	57	53
Total assets	$3,475	$3,383

Liabilities:
Accounts payable and accrued expenses	$326	$ 342
Short-term borrowings	337	188
Current portion of long-term debt	153	3
Other current liabilities	20	13
Total current liabilities	836	546

Long-term debt	509	508
Deferred income taxes	80	82
Accrued postretirement benefits	175	283
Other liabilities	59	69
Total liabilities	1,659	1,488

Stockholders’ equity	1,816	1,895

Total liabilities and stockholders’ equity	$3,475	$3,383

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Years Ended April 30, 2009 and 2010
(Dollars in millions)

	2009	2010

Cash provided by operating activities	$491	$545

Cash flows from investing activities:
Proceeds from sale of brand names and trademarks	17	--
Additions to property, plant, and equipment	(49)	(34)
Other	(5)	(1)
Cash used for investing activities	(37)	(35)

Cash flows from financing activities:
Net repayment of debt	(4)	(302)
Acquisition of treasury stock	(39)	(158)
Dividends paid	(169)	(174)
Other	(4)	(3)
Cash used for financing activities	(216)	(637)

Effect of exchange rate changes
on cash and cash equivalents	(17)	19

Net increase (decrease) in cash and cash equivalents	221	(108)

Cash and cash equivalents, beginning of period	119	340

Cash and cash equivalents, end of period	$340	$232

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Twelve Months Ended
	April 30, 2010	April 30, 2010

Reported change in net sales	7%	1%
Foreign currencies	(2%)	-
Estimated net change in trade inventories	(2%)	(1%)
Discontinued brands	-	1%

Underlying change in net sales	3%	1%

Reported change in gross profit	5%	2%
Estimated net change in trade inventories	(3%)	(1%)
Non-cash agave charge (FY2009)	-	(1%)
Foreign currencies	1%	1%

Underlying change in gross profit	3%	1%

Reported change in advertising	1%	(9%)
Foreign currencies	(5%)	(1%)
Discontinued brands	-	1%

Underlying change in advertising	(4%)	(9%)

Reported change in SG&A	10%	(1%)
Foreign currencies	(4%)	-
Reduction in workforce	10%	2%

Underlying change in SG&A	16%	1%

Reported change in operating income	(2%)	7%
Reduction in workforce	(9%)	(2%)
Estimated net change in trade inventories	(7%)	(2%)
Discontinued brands	(1%)	4%
Non-cash agave charge (FY2009)	-	(4%)
Impairment charge	-	2%
Foreign currencies	11%	1%

Underlying change in operating income	(8%)	6%

Notes:
Foreign currencies – Refers to net gains and losses incurred by the company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the company has historically translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The company believes this allows both management and investors to understand better Brown-Forman’s growth trends.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Discontinued brands – Refers both to the company’s December 2008 sale of its Bolla and Fontana Candida Italian wine brands to Gruppo Italiano Vini (GIV) and to the impact of certain agency brands distributed in various geographies that exited Brown-Forman’s portfolio during the comparable fiscal year.  The company believes that excluding the prior incremental net contribution from these brands, as well as the net gain on the sale of the Italian wine brands, provides helpful information in forecasting and planning the growth expectations of the company.

Non-cash agave charge (FY2009) – Refers to an abnormal number of agave plants identified during the first quarter of fiscal 2009 as dead or dying.  Although agricultural uncertainties are inherent in the tequila or any other business that includes the growth and harvesting of raw materials, Brown-Forman believes that the magnitude of this item distorts the underlying trends of the business.  Therefore, the company believes that excluding this $22.4 million pre-tax non-cash charge allows for a better understanding of profit trends.

Reduction in workforce – Refers to the $12 million of charges associated with the reduction in global workforce, including the early retirement program, during April 2009.  Brown-Forman believes that excluding those costs provides investors a better understanding of the company’s cost base.

Impairment charge – Refers to a non-cash charge related to a trademark impairment of Don Eduardo, a low-volume, high-priced tequila brand.  Brown-Forman believes excluding this $11.6 million pre-tax non-cash charge allows for a better understanding of profit trends.

The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Twelve Months Ended April 30, 2010
			% Change vs. FY2009
	Depletions (000’s)		Depletions		Net Sales
Brand	9-Liter	Equivalent Conversion6	9-Liter	Equivalent Conversion	Reported	Constant Currency
Jack Daniel’s Family of Brands	14,780	10,510	12%	3%	8%	7%
Jack Daniel’s Family of Whiskey Brands7	10,035	10,035	2%	2%	5%	4%
Jack Daniel’s RTD8	4,745	475	39%	39%	48%	37%
el Jimador Family of Brands	5,580	1,545	(2%)	2%	(4%)	4%
el Jimador	1,095	1,095	4%	4%	(1%)	6%
New Mix RTD9	4,485	450	(3%)	(3%)	(9%)	1%
Finlandia	2,995	2,995	(1%)	(1%)	(12%)	(7%)
Southern Comfort Family of Brands	2,605	2,245	(1%)	(5%)	(0%)	(3%)
Southern Comfort	2,205	2,205	(6%)	(6%)	(3%)	(5%)
Southern Comfort RTD/RTP10	400	40	41%	41%	67%	55%
Fetzer Valley Oaks	2,185	2,185	(5%)	(5%)	(3%)	(3%)
Canadian Mist	1,820	1,820	(1%)	(1%)	2%	2%
Korbel Champagne	1,295	1,295	0%	0%	3%	3%
Super-Premium Other11	1,220	1,220	2%	2%	1%	2%
Rest of Brand Portfolio (excl. Discontinued Brands)	2,525	2,525	(12%)	(12%)	(16%)	(12%)
Total Active Brands12	35,000	26,335	3%	(1%)	2%	2%
Note: Totals may differ due to rounding

Additional Commentary:

•	Total active brands grew depletions 3% and reported net sales increased 8% during the fourth quarter of fiscal 2010. Constant currency net sales grew 5% for the company’s active brands in the quarter.

•
For the Jack Daniel’s Family of Whiskey Brands, fiscal 2010 depletion gains in Germany, Australia, France, Turkey, Poland, and Mexico outpaced declines in South Africa, Spain, and the travel retail channel.  For the fourth quarter, depletions for the Jack Daniel’s Family of Whiskey Brands increased in the mid-single digits.  Depletion gains in the U.S., the travel retail channel, the U.K., and Germany more than offset declines in Spain and South Africa during the quarter.

•
International depletions for Jack Daniel’s Tennessee Whiskey grew 6% in the fourth quarter and 3% for fiscal 2010.  U.S. depletions for the brand grew 1% for the fourth quarter and were flat for the year.

•	Gentleman Jack’s and Jack Daniel’s Single Barrel’s depletions, reported net sales and constant currency net sales grew at double-digit rates during the three and twelve month periods.

•
Jack Daniel’s RTDs registered significant double-digit growth in net sales on both a reported and constant currency basis for the fourth quarter and fiscal year as the brands benefitted from strong volumetric gains in Germany as well as the geographic expansion into the U.K., Mexico, Italy, and a number of other markets.  In Australia, Jack Daniel’s RTDs added more than 950,000 9 liter cases during fiscal 2010 after growing the prior year in the high single digits.

•
Finlandia’s performance was affected by a downturn in the Poland market for vodka related to unfavorable weather conditions and a very difficult on-premise environment. The brand delivered double-digit depletion growth in Russia despite a declining vodka category.

•
Brown-Forman continued to be encouraged by the solid performance of Southern Comfort RTD/RTP brands and is increasing its offerings of pre-mixed versions of classic drinks for both on and off-premise consumption with the introduction of Southern Comfort Lemonade and Southern Comfort Lime.  The company believes Southern Comfort liqueur depletion declines continued because the on-premise channel remained weak and the increased competition from the introduction of flavored whiskeys and spiced rums.

•
el Jimador’s growth continued due to strong double-digit depletion gains in the U.S. and expansion into international markets outside of Mexico.   New Mix benefited from geographic expansion into the U.S.  The el Jimador family of brands globally grew net sales on a constant currency basis in the low single digits for the quarter and in the mid-single digits for the fiscal year.

•	Most of the company’s super-premium brands delivered strong growth during the fourth quarter, bringing the fiscal year depletion and nets sales comparisons into positive territory.

•	A decline in one agency brand’s volume following price increases was the primary driver of the declines in the rest of the portfolio.

6 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to a similar drinks equivalent as the parent brand for various trademark families.  RTD volume is divided by 10.
7 Includes Jack Daniel’s Tennessee Whiskey, Gentleman Jack, and Jack Daniel’s Single Barrel
8 Refers to all RTD line extensions of Jack Daniel’s
9 RTD brand produced with el Jimador tequila
10 Refers to all RTD and ready-to-pour (RTP) line extensions of Southern Comfort
11 Includes Bonterra, Chambord, Herradura, Sonoma-Cutrer, Tuaca, and Woodford Reserve
12 Total continuing brand reported net sales can be calculated using data supplied on Schedule A by adding the discontinued brand adjustment to the reported change in net sales.  Calculating constant currency net sales requires the additional step of adding the foreign currencies adjustment.

Schedule C
Brown-Forman Corporation
Supplemental Information (Unaudited)

Period Ending April 30, 2010	Annualized Total Shareholder Returns (Dividends Reinvested)
Company/Index	1-Year	2-Year	5-Year	10-Year	15-Year

Brown-Forman (Class B)	28%	6%	8%	13%	13%

Index Benchmarks
S&P 500	39%	(5%)	3%	0%	8%
S&P 500 Consumer Staples	30%	2%	7%	7%	9%

Major Public Wine & Spirits Competitors
Campari U.S. Dollar Local Currency	54% 53%	8% 17%	9% 9%	NA NA	NA NA
Constellation (Class A)	58%	0%	(7%)	11%	8%
Diageo U.S. Dollar Local Currency	47% 42%	(5%) 8%	7% 11%	12% 12%	9% 9%
Fortune Brands	36%	(9%)	(6%)	11%	8%
Pernod Ricard U.S. Dollar Local Currency	47% 47%	(9%) (2%)	10% 9%	22% 18%	13% 13%
Remy Cointreau U.S. Dollar Local Currency	71% 70%	(2%) 6%	8% 8%	14% 10%	7% 7%
Source: Bloomberg